Exhibit 10.2

RED HAT, INC.

2016 EMPLOYEE STOCK PURCHASE PLAN

The purpose of this 2016 Employee Stock Purchase Plan (this “Plan”) is to provide eligible employees of Red Hat, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). Subject to adjustment under Section 14 hereof, the number of shares of Common Stock that have been approved for this purpose is up to 5,000,000 shares of Common Stock.

This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder, and shall be interpreted consistent therewith. Grants not intended to be made under Code Section 423 may be made to employees in foreign jurisdictions under an International Sub-Plan (as defined below).

1. Administration. The Plan will be administered by the Board of Directors of the Company (the “Board”) or by a committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive. The Board or the Committee may delegate to one or more officers of the Company the authority to implement and administer the Plan (such officer or officers, the “Administrator”), subject to the terms of this Plan and any guidelines approved by the Board or the Committee (the “Plan Guidelines”).

2. Eligibility. Except as provided in the Plan Guidelines or an International Sub-Plan, all employees of the Company and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a) they are customarily employed by the Company or a Designated Subsidiary for more than twenty (20) hours a week and for more than five (5) months in a calendar year;

(b) they have been employed by the Company or a Designated Subsidiary for such minimum period of time as is provided in the Plan Guidelines (which period may not be greater than two (2) years); and

(c) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary of the Company. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock that the employee has a contractual right to purchase (including stock that would be purchasable under such Option) shall be treated as stock owned by the employee.

The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).

The participation by an eligible employee in any Offering is voluntary, and no eligible employee shall be induced to participate in any Offering by expectation of employment or continued employment.

3. Offerings. The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. Offerings will begin on the date or dates provided in the Plan Guidelines (such dates, the “Offering Commencement Dates”). Each Offering Commencement Date will begin a period of six (6) months, or such other period as is provided in the Plan Guidelines (such period, a “Plan Period”), during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of not more than twelve (12) months for Offerings, as provided in the Plan Guidelines.

4. Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding either a written or electronic payroll deduction authorization form to the Company, the Designated Subsidiary, or an agent of the Company or the Designated Subsidiary, as applicable, at the time provided in the Plan Guidelines. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form during the enrollment period or withdraws from the Plan in the manner set forth in the Plan and the Plan Guidelines, his or her deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the gross amount of money reportable on the employee’s Federal Income Tax Withholding Statement (or the regular base earnings (including 13th/14th month payments or their equivalents) reported on an equivalent earnings statement with respect to a foreign jurisdiction), may exclude overtime, shift premium, incentive or bonus awards, pension, severance pay, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, restricted stock units, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the employee’s Federal Income Tax Withholding Statement (or equivalent earnings statement with respect to a foreign jurisdiction), but may include amounts paid under the Company’s then-applicable broad-based incentive compensation plan and, in the case of salespersons, commissions, in each case as provided in the Plan Guidelines.

5. Deductions. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any percentage amount (in whole percentages) of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made, with the maximum such percentage amount provided in the Plan Guidelines. The minimum payroll deduction is such percentage of Compensation as may be established from time to time by the Board or the Committee, as provided in the Plan Guidelines. For the avoidance of doubt, the amount of Compensation that the Participant has elected to authorize for payroll deduction will be deducted on an after-tax basis, net of all withholdings and other deductions in respect of the relevant Compensation.

6. Deduction Changes. An employee may not increase or decrease his or her payroll deduction during any Plan Period, except to the extent provided in the Plan Guidelines.

7. Interest. Interest will not be paid on any payroll deductions withheld from employees during the Plan Period, except to the extent that the Board or the Committee may otherwise provide in the Plan Guidelines.

8. Withdrawal of Funds. An employee may prior to the end of a Plan Period, but within the time period provided in the Plan Guidelines, and for any reason elect to withdraw from participation in the Offering and receive a refund of any previously withheld payroll deductions for such Offering. Partial withdrawals are not permitted, except as otherwise determined by the Board or the Committee and provided in the Plan Guidelines. The employee may not begin participation again during the remainder of the Plan Period during which the employee withdrew his or her balance. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee, or as provided in the Plan Guidelines.

9. Purchase of Shares.

(a) Number of Shares. On the Offering Commencement Date, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last U.S. business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) that number of whole shares of Common Stock not to exceed 1,000 shares (or such other fixed maximum number of whole shares of Common Stock as may be established by the Board or the

Committee in its discretion and provided in the Plan Guidelines) (the “Share Limit”); provided, however, that no employee may be granted an Option which permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time.

(b) Option Price. The Board or the Committee shall determine the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of the closing price of the Common Stock on (i) the first U.S. business day of the Plan Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable closing price. In the absence of anything to the contrary set forth in the Plan Guidelines, the Option Price will be 85% of the lesser of the closing price of the Common Stock on (i) the first U.S. business day of the Plan Period or (ii) the Exercise Date. The closing price shall be (a) the closing price (for the primary trading session) on the primary national securities exchange on which the Common Stock is listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Board or the Committee or as provided in the Plan Guidelines. If no sales of Common Stock were made on such a day, the price of the Common Stock shall be the reported price for the next preceding day on which sales were made.

(c) Exercise of Option. Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.

(d) Return of Unused Payroll Deductions. Any accumulated payroll deductions of a participating employee that are not used to purchase whole shares of Common Stock at the end of a Plan Period will be refunded to the employee.

10. Issuance of Shares. The Company shall provide for the delivery of the shares of Common Stock purchased at the end of a Plan Period in such manner as is provided in the Plan Guidelines, which may, for the avoidance of doubt, be in book entry. The shares of Common Stock purchased under the Plan may be issued only in the name of the employee or, to the extent permitted by law, in the name of the employee and another person of legal age as joint tenants with rights of survivorship.

11. Rights on Retirement, Death or Termination of Employment. If a participating employee’s employment ends before the Exercise Date, no payroll deduction shall be taken from any pay then due and owing to the employee and the accumulated payroll deductions for such employee for such Plan Period shall be refunded to the employee. In the event of the employee’s death before the Exercise Date, the Company shall, following notification of such death, pay the accumulated payroll deductions for such employee for such Plan Period (a) to the executor or administrator of the employee’s estate or (b) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion and to the extent permitted by law, designate. If, before the Exercise Date, the Designated Subsidiary by which an employee is employed ceases to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment solely for the purposes of this Plan.

12. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his or her pay shall make such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until becoming the record holder of such shares.

13. Options Not Transferable. Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Adjustment for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number, class or terms of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Board or the Committee.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Options. In connection with a Reorganization Event, the Board or the Committee may take any one or more of the following actions as to outstanding Options on such terms as the Board or the Committee determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Board or the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), shorten the Plan Period so that the last day of the Plan Period is the date of the consummation of the Reorganization Event and make or provide for a cash payment to each employee equal to (A) (1) the Acquisition Price times (2) the number of shares of Common Stock that the employee’s accumulated payroll deductions as of immediately prior to the Reorganization Event could purchase at the Option Price, where the Acquisition Price is treated as the fair market value of the Common Stock on the last day of the Plan Period for purposes of determining the Option Price under Section 9(b) hereof, and where the number of shares that could be purchased is subject to the limitations set forth in Section 9(a), minus (B) the result of multiplying such number of shares by such Option Price, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

15. Amendment of the Plan. The Board may at any time, and from time to time, amend or suspend this Plan or any portion thereof, except that (a) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made that would cause the Plan to fail to comply with Section 423 of the Code.

16. Insufficient Shares. If the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro-rata basis.

17. Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan the accumulated payroll deductions from each participating employee shall be refunded to each such employee.

18. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange (to the extent the Common Stock is then so listed or quoted), the approval of all governmental authorities required in connection with the authorization, issuance, sale or delivery of such stock, and satisfaction of all other legal matters in connection with the authorization, issuance, sale and delivery of such stock, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations.

19. Governing Law. The Plan shall be governed by Delaware law except to the extent that such law is preempted by U.S. federal law and notwithstanding any conflict of law provision.

20. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

21. Notification upon Sale of Shares. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan (and consents to any third party administrator of the Plan providing information to the Company regarding any such disposition) where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

22. Grants to Employees in Foreign Jurisdictions. The Company may, to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under the Plan to employees of the Company or a Designated Subsidiary who are resident in the United States; provided, however, that the Board or the Committee may adopt a sub-plan with one or more appendices including payroll authorization and specific Offering terms applicable to specific non-U.S. Designated Subsidiaries which Offering terms need not be less favorable (such sub-plan, an “International Sub-plan”). Each Offering by a specific non-U.S. Designated Subsidiary under an International Sub-Plan shall be treated as a separate Offering for purposes of the Plan, the International Sub-Plan, and Section 423 of the Code. Notwithstanding the preceding provisions of this Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.

23. Authorization of Sub-Plans. The Board or the Committee may from time to time and without stockholder approval establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries.

24. Withholding. If applicable tax laws impose a tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Withholding”) obligation, each affected employee shall, no later than the date of the event creating such obligation, make provision satisfactory to the Company for payment of any Tax-Related Withholding required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The affected employee shall, if required by law, pay such amounts to the Company or the relevant Designated Subsidiary. The Company or a Designated Subsidiary may, to the extent permitted by law, deduct any such amounts from any payment of any kind otherwise due to an employee (including the withholding of shares of Common Stock otherwise issuable to the employee at the end of a Plan Period).

25. Effective Date and Approval of Stockholders. The Plan shall become effective on the date that the Plan is approved by the Company’ stockholders (the “Effective Date”).

            Adopted by the Board of Directors on June 21, 2016

            Approved by the stockholders on August 11, 2016